POWER OF ATTORNEY The undersigned, a director and (or) officer ofEnviri II Corporation, a Delaware corporation (the "Company") appoints the following individuals, with full power to each of them to act alone, as his or her true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned, (A) any Form ID for purposes of opening an account in the applicant's name on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system and (B) all Forms 3, 4 and 5 and any amendments thereto that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities ofEnviri II Corporation. The authority of the following individuals under the Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Enviri II Corporation, unless earlier revoked in writing. The undersigned acknowledges that the following individuals are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. The following employees of Enviri II Corporation: • Senior Vice President and General Counsel • Corporate Secretary • Assistant General Counsel • Senior Governance Manager This authorization shall supersede all prior authorizations to act for the undersigned with respect to securities of the Company in these matters. IN WITNESS WHEREOF, I ave hereunto set my hand this 6th day of May, 2026 Name: Title: President and Chief Executive Officer